Exhibit 99.1

Linda Mantia Joins Ceridian HCM Holding Inc. Board of Directors

Toronto, ON and Minneapolis, MN, June 12, 2020 – Ceridian (NYSE: CDAY; TSX: CDAY), a global human capital management (HCM) company, today announced that Linda Mantia has joined its Board of Directors and will serve on its Audit Committee.

Ms. Mantia was Senior Executive Vice President, Chief Operating Officer of Manulife Financial Corporation, an international insurance and financial services company listed on the New York Stock Exchange (NYSE) and Toronto Stock Exchange (TSX).  Prior to joining Manulife, Ms. Mantia was Executive Vice President of Digital, Payments and Cards at Royal Bank of Canada (RBC), a multinational financial services company, also listed on the NYSE and TSX. Ms. Mantia held other leadership roles at RBC, including Executive Vice President, Global Cards and Payments.  Before joining RBC, Ms. Mantia worked at McKinsey & Co., a global management consulting firm, and prior to that, she practiced law at Davies Ward Phillips & Vineberg LLC.

"Linda brings extensive financial services, payments, and digital technology experience from senior executive roles with global financial institutions,” said David Ossip, Chairman and Chief Executive Officer, Ceridian.  “The Board welcomes Linda, and looks forward to her contributions to advance our strategic growth agenda as we continue to scale globally."

Ms. Mantia holds a Law Degree from Queen’s Law School.  She has been twice recognized as one of Canada’s Top 100 Most Powerful Women. In the community, she is on the Board of Sunnybrook Health Sciences Centre and the Canada Walk of Fame, and she is Chair of the Minister’s Task Force on Digital and Data Strategy.

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian HCM Holding Inc. (“Ceridian” or the “Company”) (NYSE:CDAY) (TSX:CDAY)  is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes. Visit Ceridian.com  or follow us @Ceridian.

Forward-Looking Statement and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding the acquisition discussed in the press release and our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to the future and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the risks detailed in the “Cautionary Note Regarding Forward-Looking Information,” “Forward-Looking Statement”, “Risk Factors” and other sections of Ceridian’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission.

Investor Relations contact:
Jeremy Johnson
Vice President, Finance and Investor Relations
Ceridian HCM Holding Inc.
1-844-829-9499
investors@ceridian.com

Media contact:

Teri Murphy

647.883.8041

teri.murphy@ceridian.com